North Barrington, Illinois
September 6, 2000                                               $5,200,000.00

                                 PROMISSORY NOTE

                                    RECITALS

     A. Clark/Bardes Holdings, Inc., a Delaware corporation ("Holder"),  William
L. MacDonald, Sr., an individual ("Maker"), are parties to that certain Agreement of Merger and Plan of Reorganization dated as of August 15, 2000 (the "Agreement"), by and among Holder, Maker and the other parties named therein.

     B. In connection with the Agreement, Holder is making a loan to Maker in the principal amount of $5,200,000 (the "Loan"). Holder advanced to Maker $1,000,000 of the Loan pursuant to the terms of that certain letter agreement, dated as of the date of the Agreement, between Holder and Maker (the "Letter Agreement"). Loan proceeds in an amount equal to the difference between (i) $5,200,000 and (ii) the Advance and any interest and earning accrued thereon, will be funded by Holder, contemporaneously with the execution and delivery of this Promissory Note, of which $250,000 will be immediately deposited into an escrow account to be established pursuant to the terms of that certain Escrow Agreement, dated the date hereof, among Holder, Maker and the other parties named therein.

     C. The parties hereto wish to evidence the Loan by this Promissory Note and to replace the Letter Agreement in its entirety with this Promissory Note, which Letter Agreement will be deemed terminated contemporaneously with the execution and delivery of this Promissory Note.

                              OPERATIVE PROVISIONS

         NOW THEREFORE, FOR VALUE RECEIVED, Maker promises to pay to the order of Holder, the principal amount of Five Million Two Hundred Thousand Dollars ($5,200,000.00) in four equal consecutive annual principal installments of One Million Three Hundred Thousand Dollars ($1,300,000.00), commencing September 6, 2001 and continuing until September 6, 2004 (each, a "Payment Date"), together with accrued interest on each such annual principal installment at the annual rate of 6.3% on such unpaid principal, until such principal and its related accrued and unpaid interest are paid in full or forgiven pursuant to the provisions hereof. On each Payment Date, Holder will, if no Event of Default (as defined below) has occurred (except for an Event of Default that has been waived in writing by Holder), automatically and without the necessity of any further action by Holder or Maker, irrevocably waive Maker's obligation to make the payment of principal and interest thereon due hereunder on such Payment Date, and forgive and disclaim any interest in such payment of principal and interest.

         The principal of this Promissory Note may be pre-paid at any time (together with the interest accrued on such prepaid amount), in whole or in part, without premium or penalty.

         All payments of principal and interest shall be made by wire transfer of immediately available funds to the account Holder may designate in writing to Maker.

         At any time after an Event of Default under clauses (i), (ii) or (iii) below shall have occurred, Holder may declare the remaining outstanding principal of this Promissory Note, together with accrued interest thereon, due and payable on the date specified in a written notice of default to Maker, which date shall not be earlier than 5 business days after such notice is given. At any time after an Event of Default under clauses (iv) or (v) shall have occurred, the entire principal of this Promissory Note, together with accrued interest thereon shall become immediately due and payable without any action on the part of the Holder. Such notice may be given either (at Holder's option) by personal delivery to Maker or delivered by U.S. mail certified and return receipt requested, (but the giving of such a receipt shall not be necessary for the effectiveness of such notice), addressed to Maker at the address set forth below (or at such address as Maker may from time to time designate in writing to Holder) or by overnight courier to such address.

         Notice Address:
         --------------

         William L. MacDonald, Sr.
         722 Emerald Bay
         Laguna Beach, CA 92651

         With a copy to:

         Munger, Tolles & Olson LLP
         Attention:  Simon Lorne and Brian Daly
         Thirty-Fifth Floor
         355 South Grand Avenue
         Los Angeles, CA 90071-1560

         An "Event of Default" means any of the following events:

          (i) Maker is terminated from his position of employment with Clark/Bardes, Inc. (including any successor or permitted assign, "CBI") by CBI for "Corporate Cause" or "Non-Corporate Cause" (as such terms are defined in Section 10 of the Employment Agreement (the "Employment Agreement"), dated as of the date hereof, by and between Maker and CBI);

          (ii) Maker resigns from his position of employment with CBI, except for a resignation simultaneous with or subsequent to a Constructive Termination (as such term is defined in Section 10(d) of the Employment Agreement), which resignation will not constitute an Event of Default hereunder;

          (iii) Maker dies or suffers a permanent disability (as such term is defined in Section 10 of the Employment Agreement);

          (iv) Maker shall make an assignment for the benefits of creditors, commencement of any voluntary bankruptcy, reorganization, liquidation, insolvency or similar proceedings by the Maker, or any admission in writing by Maker that he is insolvent; or

          (v) the commencement and maintenance for at least 30 days of any bankruptcy, reorganization, liquidation, insolvency or similar proceedings against Maker.

         This Promissory Note shall be governed by and construed in accordance with the internal laws of the State of Delaware, without regard to principles of conflict of laws. Maker hereby agrees that the venue for any proceeding initiated for the purpose of collecting any amounts due under this Promissory Note may be Cook County, Illinois.

         Maker hereby waives grace (except as expressly provided herein), demand, presentment for payment, notice of demand (except as expressly provided herein), notice of nonpayment or dishonor, protest and notice of protest and shall pay all costs of collection when incurred in connection with the collection of the indebtedness evidenced by this Promissory Note, including without limitation, reasonable attorneys' fees, costs and other expenses. The right to plead any and all statutes of limitation as a defense to any demands hereunder is hereby waived to the fullest extent permitted by law. Neither any failure to exercise, nor any delay in exercising, any right under this Promissory Note on the part of Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right under this Promissory Note preclude any other or further exercise thereof or the exercise of any other right. No waiver or amendment of this Promissory Note shall be effective unless made in a writing, specifying such waiver or amendment signed by the party hereto against which such waiver or amendment is being enforced.

         Neither this Promissory Note nor any of the rights, interests or obligations hereunder may be assigned or transferred by Maker without the prior written consent of Holder, which may withhold such consent in its sole discretion. Holder may at any time transfer this Promissory Note and its rights hereunder. This Promissory Note shall be binding upon Maker and Maker's successors, permitted assigns, legatees, heirs, executors, administrators and legal representatives, as applicable, and shall inure to the benefit of the Holder and its successors and assigns.


                                         Signature Page to Promissory Note

         IN WITNESS WHEREOF, the undersigned has executed this Promissory Note as of the date first above shown.



                                                /s/ William L. MacDonald, Sr.
                                                 William L. MacDonald, Sr.